Exhibit 10.146

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement entered into as of May 17, 2007, by and among Empagio Acquisition LLC, a Delaware limited liability company (the “Buyer”), Empagio, Inc. a Delaware limited liability company (the “Seller”) and HALO Technology Holdings, Inc., a Nevada corporation (the “Parent”). The Buyer, the Parent and the Seller are referred to collectively herein as the “Parties.”

The Parent owns one hundred percent (100%) of the issued and outstanding capital stock of the Seller. This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller in return for cash and other consideration as set forth herein.

Now, therefore, in consideration of the premises and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

"Accountant” shall have the meaning set forth in §2(g) below.

"Acquired Assets” means all right, title, and interest in and to all of the assets of the Seller, including all of its (a) tangible personal property (such as supplies, equipment, furniture, automobiles, (b) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (c) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions, and similar rights obtained from governments and governmental agencies (the “Permits”), (d) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (e) any interest in any real property, fixtures, improvements, and fittings thereon, leaseholds and subleaseholds therein, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (f) leases, subleases, and rights thereunder, (g) prepayments, prepaid expenses, and deferred items, claims, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment, (h) accounts, notes, and other receivables, and (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, AND (j) Cash and all other material assets necessary to operate the business of the Seller as conducted by it prior to the Closing Date; provided, however, that the Acquired Assets shall not include (i) the items as set forth on Exhibit A attached hereto and all rights thereunder (the “Excluded Assets”), (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer, and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, or (iii) any of the rights of the Seller under this Agreement.

"Adjusted Purchase Price” shall have the meaning set forth in §2(g)(ii) below.

"Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses. For the avoidance of doubt, Adverse Consequences shall not include any liability of Seth Bernstein or Chatham Capital Partners LLC, Chatham Investment Fund III, LLC, for their own actions or failure to act, as a result of being named as defendants in Crestview Capital Partners LLC v. Halo Technology Holdings, Inc., Empagio, Inc. Chatham Capital Partners LLC, Chatham Investment Fund III, LLC and Seth Bernstein, Circuit Court of Cook County, Illinois, County Department, Chancery Division, Case No. 07CH12078.

"Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group” means any affiliated group within the meaning of Code Sec. 1504.

“Agreement” this Asset Purchase Agreement.

"Assumed Liabilities” means (a) all trade account payables and accrued expenses of the Seller which are listed on Exhibit B hereto (which Exhibit shall exclude liabilities of the Seller related to any Litigation ), (b) all trade account payables and accrued expenses of the Seller which have arisen in the ordinary course of business since the date of the Most Recent Fiscal Month End, (c) all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, and (d) all other Liabilities and obligations of the Seller set forth in an Appendix to the Disclosure Schedule; provided, however, that the Assumed Liabilities shall not include (i) any Liability of the Seller for unpaid Taxes or for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (ii) any obligation of the Seller to indemnify any Person (including the Parent) by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (iii) all Liabilities and obligations of the Seller under its Employee Benefit Plans, (iv) all Liabilities and obligations relating to the Excluded Assets (including accounts payable and accrued expenses), (v) all liabilities and obligations relating to funded indebtedness of the Seller, (vi) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (vii) any obligation which should have been performed by Seller prior to the Closing Date or (viii) any Liability or obligation of the Seller under this Agreement.

"Buyer” has the meaning set forth in the preface above.

"Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Consideration” the meaning set forth in §2(c)(i) below.

"Closing” has the meaning set forth in §2(d) below.

"Closing Date” has the meaning set forth in §2(d) below.

"Closing Date Balance Sheet” has the meaning set forth in §2(g)(ii) below.

“Closing Payment” the meaning set forth in §2(c)(iii).

"Code” means the Internal Revenue Code of 1986, as amended.

"Compensation Program” shall have the meaning set forth in §9(b) below.

“Contingent Payment” shall have the meaning set forth in §2(c)(iv) below.

"Controlled Group of Corporations” has the meaning set forth in Code Sec. 1563.

“Deferred Payment Date” has the meaning set forth in §2(C)(i).

“Deferred Payments” has the meaning set forth in §2(C)(i).

“Deposit” means the $250,000 deposited by the Buyer with the Seller on the date of execution of this Agreement and any interest accrued thereon.

"Disclosure Schedule” has the meaning set forth in §3 below.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

"Draft Closing Date Balance Sheet” has the meaning set forth in §2(g) below.

"Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

"Employee Pension Benefit Plan” has the meaning set forth in ERISA Sec. 3(2).

"Employee Welfare Benefit Plan” has the meaning set forth in ERISA Sec. 3(1).

"Environmental Health. and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Material Transportation Agreement, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handing of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (“Hazardous Substances”).

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Net Working Capital” shall mean the Seller’s good faith estimate of its Net Working Capital as of the Closing Date as set forth on a certificate signed by an officer of the Seller delivered to the Buyer.

"Fiduciary” has the meaning set forth in ERISA Sec. 3(21).

"Financial Statements” has the meaning set forth in §3(g)

"Excluded Assets” has the meaning set forth in the definition of Acquired Assets.

"GAAP” means United States generally accepted accounting principles as in effect from time to time.

"Guarantor” has the meaning set forth in the definition of “Guaranty” hereunder.

“Guaranty” means the guaranty of the Buyer’s obligations dated the hereof executed by Seth Bernstein (the “Guarantor”) in favor of the Seller, the form of which is attached as Exhibit D-1 hereto.

"Hazardous Substances” has the meaning set forth in the definition of Environmental, Health, and Safety Laws.

“Holdback” has the meaning set forth in §2(c)(i).

"Indemnified Party” has the meaning set forth in §8(d) below.

"Indemnifying Party” has the meaning set forth in §8(d)(i) below.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Initial Purchase Price” has the meaning set forth in §2(c)(i).

"Intellectual Property” means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all Software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), and (h) all Domain Names.

“Interest Period” means a period commencing on the date specified in §2(c) and ending on the date specified in §2(c) except that (i) each such Interest Period that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month; and (ii) if an Interest Period would end on a day that is not a London business day, such Interest Period shall be extended to the next business day unless such London business day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding business day.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“LIBOR” means the LIBOR Interest Rate that is the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the unpaid Deferred Payments for an Interest Period specified in §2(c) which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London banking days prior to each date the LIBOR is set pursuant to §2(c). If such day is not a London banking day, LIBOR shall be determined on the next preceding day which is a London banking day. If for any reason the parties cannot determine such offered rate by the British Bankers’ Association, the parties shall mutually agree on a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“Limited Guaranty” means the limited guaranty dated the date hereof of the Buyer’s obligations hereunder, including payment of the Deferred Payments and the Contingent Payment executed by the Guarantor in favor of the Seller, the form of which is attached as Exhibit D-2 hereto.

“Litigation” the meaning set forth in §3(t).

"Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements” has the meaning set forth in §3(g) below.

"Most Recent Fiscal Month End” has the meaning set forth in §3(g) below.

"Most Recent Fiscal Year End” has the meaning set forth in §3(g) below.

"Multiemployer Plan” has the meaning set forth in ERISA Sec. 3(37).

"Net Working Capital” means the sum of Seller’s cash and cash equivalents, accounts receivable (net of allowances for doubtful accounts), prepaid expenses (and not including any amounts due to Parent or any other Affiliate of the Seller), and other current assets, but not including any amounts due from Parent or any other Affiliate of the Seller, all of which are Acquired Assets less the sum of accounts payable, accrued liabilities (not including any amounts due the Parent or any other Affiliate of the Seller and specifically excluding liabilities related to deferred revenue), and other current liabilities, all of which are Assumed Liabilities, all as shown on the Closing Date Balance Sheet. Net Working Capital shall be calculated as set forth on Exhibit C.

“Non-Competition and Related Assignments” has the meaning set forth in §6(a)(vi) below.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Parent” has the meaning in the preface above.

"Party” has the meaning set forth in the preface above.

"PBGC” means the Pension Benefit Guaranty Corporation.

"Permits” has the meaning set forth in the definition of Acquired Assets.

"Person” means an individual, a partnership, a corporation, an association., a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Preliminary Purchase Price” has the meaning set forth §2(c)

"Prohibited Transaction” has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

"Reportable Event” has the meaning set forth in ERISA Sec.

4043.

"Securities Act” means the Securities Act of 1933, as amended.

"Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

"Security Interest” means any lien, encumbrance, mortgage, pledge, charge, or other security interest.

"Seller” has the meaning set forth in the preface above.

“Software” means all computer software and code, including assemblers, applets,

compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed. For purposes of this Agreement, Software includes all software that is in the development, transition or similar phase.

“Source Code” computer software that may be displayed or printed in human readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object oriented or other human readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

"Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including and interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Exhibit or attachment thereto, and including any amendment thereof.

"Third Party Claim” has the meaning set forth in 8(c)(i) below.

“Transferred Employees” has the meaning set forth in §9(b)(i) below.

Section 2. Basic Transaction.

(a) Purchase and Sale of Assets. At the Closing, and on and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets free and clear of any Security Interests for the consideration with respect to the Acquired Assets specified below in this §2.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

(c) Purchase Price.

(i) The aggregate initial purchase price to be paid by the Buyer for the Acquired Assets is $16,000,000 (the “Initial Purchase Price”), paid as follows. On the date of execution of this Agreement, Buyer has paid to Seller the Deposit, and at the Closing, Buyer shall pay over to the Seller $13,750,000 in cash (the “Cash Consideration”) $250,000 of such Cash Consideration (the “Holdback”) shall be deposited on the Closing Date with Rogin, Nassau, Caplan, Lassman & Hirtle, LLC (“Rogin”) . On each of September 30, 2008 and June 30, 2009 (each a “Deferred Payment Date”), Buyer shall pay to Seller (or Seller’s designee) the sum of $1,000,000 in cash (the “Deferred Payments”) plus simple interest accrued on such Deferred Payments from the Closing Date at a per annum rate of LIBOR plus 4% per annum (the “Rate”). The Rate shall continue to accrue on any unpaid principal balance of the Deferred Payments only for so long as any portion of the Deferred Payment remains unpaid. On the Closing Date through the fifteen month anniversary thereof (such anniversary date being the “Change Date”), the Rate shall equal the LIBOR for an Interest Period of 12 months. On the Change Date through June 30, 2009, the Rate shall convert to LIBOR for an Interest Period of nine (9) months. There shall be no prepayment penalty if Buyer prepays the Deferred Payments. Seller’s right to the Deferred Payments and any Contingent Payment shall be an unsecured obligation of the Buyer and subordinated to the senior lender and Chatham Capital and/or its successors and/or assigns and shall at all times rank junior and subordinate to any present or future secured indebtedness of the Buyer and any extension, amendment, or additional or replacement financing thereof. If the Buyer (or the business purchased hereunder) is sold (by stock sale, merger (if Buyer is not the surviving entity), sale of all or substantially all of its assets or otherwise) any unpaid Deferred Payments shall be due and payable upon the closing of such sale.

(ii) Not later than five (5) business days prior to the Closing Date, the Seller shall deliver to the Buyer (i) a pro forma consolidated estimate of the Acquired Assets and Assumed Liabilities as of the Closing Date and an unaudited consolidated statement of the Acquired Assets and Assumed Liabilities as of the close of business on the most recent month, prepared in conformity with GAAP and (ii) and the Estimated Net Working Capital. If the Estimated Net Working Capital is less than $517,550 (such shortfall being a “Working Capital Underage”), the Buyer shall subtract the amount of the Working Capital Underage from the Initial Purchase Price. If the Estimated Net Working Capital exceeds $517,000 (the “Working Capital Excess”), then the Buyer shall add the amount of the Working Capital Excess to the Initial Purchase Price paid at Closing. The Initial Purchase Price, reduced or increased, as the case may be, by a Working Capital Excess or a Working Capital Underage, is herein referred to as the “Preliminary Purchase Price”).

(iii) At the Closing, the Buyer will purchase the Purchased Assets from Seller and will assume the Assumed Liabilities, upon and subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties covenants and agreements of the Seller contained herein, and will pay or cause to be paid to the Seller the Cash Consideration (the “Closing Payment”) by wire transfer of immediately available funds at the Closing to such account(s) designated in writing by the Seller at least three (3) business days prior to the Closing Date.

(iv) If the Buyer is sold (by stock sale, merger, sale of all or substantially all of its assets or otherwise) prior to the fifth (5th) anniversary of the Closing Date, Buyer and/or its stockholders shall cause to be paid to Seller or Seller’s successors or assigns from the proceeds of the sale and not later than that date of the closing of the sale an amount equal to (x) ten percent (10%) of the proceeds of such sale, reduced by (y) $1.0 million (the “Contingent Payment”). Proceeds of the sale means, the sum of the aggregate (A) amount of cash consideration paid for Buyer (or its assets), (B) implied value of any equity interest retained in the acquiring company by Buyer or its members, (C) value of any assets retained by the Buyer after the sale, (D) amount of any seller financing provided by the Buyer or its members in connection with the transaction and (E) amount of any other quantifiable consideration included as part of a transaction to be received by the Buyer or its members (in their sole capacity as such) in connection with the transaction (i.e., deferred payments) minus (F) the costs or other expenses incurred in connection with such transaction, including, without limitation, any Tax liability incurred by the Buyer. The Contingent Payment shall rank in priority of payment on a pari passu basis with that of the holders of the Buyer’s common equity The portions of the net proceeds of the sale described in (C), (D), and/or (E) may be paid when such amounts are received. For purposes of this §2(c)(iv), the term “net proceeds” shall mean the proceeds of such sale reduced by the costs of such sale, payment of all debt which is prior to right to the Buyer’s equity and payment of all equity senior in right to the Buyer’s common equity.

(d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing”) shall take place at the offices of Rogin, Nassau, Caplan, Lassman & Hirtle, LLC, CityPlace 1, 22nd Floor, 185 Asylum Street, Hartford, Connecticut 06103, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than May 18, 2007; provided, however, that the Buyer may extend such Closing Date to May 25, 2007, at its sole discretion. Notwithstanding the foregoing, the Buyer shall pay to the Seller the sum of $10,000 for each business day commencing on May 21, 2007, through May 25, 2007 (to a maximum of $50,000, such total being the “Extension Payments”), so long as the parties hereto have not consummated the Closing. Notwithstanding the foregoing, if the Buyer may terminate this Agreement pursuant to §7(a)(ii) hereunder at any time during the period from May 21, 2007, through May 25, 2007, the Buyer shall not be liable for any Extension Payments. The Extension Payments shall be made to Seller on the Closing Date with the Cash Consideration.

(e) Deliveries at the Closing. At the closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in §6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in §6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibits E-1 through E-     and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit F and (B) such other instruments of assumption as the Seller and its counsel may reasonably request

(f) Allocation. The Parties agree to allocate the Preliminary Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation Exhibit attached hereto as Exhibit G, as amended to reflect any adjustment as provided herein.

(g) Post-Closing Adjustment for Net Working Capital.

(i) Within 60 days after the Closing Date, the Buyer will prepare and deliver to the Seller (x) a draft consolidated balance sheet (the “Draft Closing Date Balance Sheet”) for the Acquired Assets and the Assumed Liabilities as of the close of business on the Closing Date, and (y) a computation and determination of the Net Working Capital, and (z) a computation and determination of the Adjusted Purchase Price in accordance with the provisions of this §2(g). The Buyer will prepare the Draft Closing Date Balance Sheet in accordance with GAAP (other than exceptions to GAAP noted in the definition of Net Working Capital).

(ii) If the Seller has any objections to the Draft Closing Date Balance Sheet, it will deliver a detailed statement describing its objections to the Buyer within 30 days after receiving the Draft Closing Date Balance Sheet. The Buyer and the Seller will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after the Buyer has received the statement of objections, however, the Buyer and the Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Buyer and the Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (the “Accountant”) which shall be jointly instructed by the Buyer and the Seller to determine the Net Working Capital and the Adjusted Purchase Price. The Accountant shall deliver to each of the Buyer and the Seller its determinations within 30 days after receiving the joint instructions from the Buyer and the Seller, and the determinations of the Accountant will be forth in writing and will be conclusive and binding upon the Parties. The expenses of the Accountant shall be born equally by the Buyer and the Seller. The Buyer will give the Seller the Draft Closing Date Balance Sheet, revised to reflect the Accountant’s determinations. The “Closing Date Balance Sheet” shall mean the Draft Closing Date Balance Sheet, together with any revisions thereto pursuant to this § 2(g) (ii), including the determination of the Accountant. The “Adjusted Purchase Price” shall mean the Preliminary Purchase Price, together with any revisions thereto pursuant to this §2(g) (ii), including the determination of the Accountant.

(iii) The Buyer will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet available to the Seller and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by the Buyer of the Draft Closing Date Balance Sheet, (B) the review by the Seller of the Draft Closing Balance Sheet, and (C) the resolution by the Parties of any objection thereto.

(iv) The Adjusted Purchase Price will be determined by adjusting the Preliminary Purchase Price as follows:

(A) The Preliminary Purchase Price will be increased by the amount, if any, by which the Net Working Capital exceeds the Estimated Net Working Capital; and

(B) The Preliminary Purchase Price will be decreased by the amount, if any, by which the Net Working Capital is less than the Estimated Net Working Capital.

(v) If the Adjusted Purchase Price exceeds the Preliminary Purchase Price, the Buyer shall pay to the Seller an amount in cash equal to such excess by delivery of cash payable by wire transfer or delivery of other immediately available funds. If the Adjusted Purchase Price is less than the Preliminary Purchase Price, (i) Rogin shall distribute to the Buyer, from the Holdback, an amount in cash equal to such deficiency and (ii) if the deficiency exceeds the Holdback, the Seller shall pay to the Buyer by delivery of cash payable by wire transfer or delivery of other immediately available funds the amount by which the deficiency exceeds the Holdback. After any required distributions of the Holdback are made to the Buyer pursuant to the preceding sentence, the balance of the Holdback (if any) shall be disbursed to the Seller. In connection with the distribution of the Holdback, the parties hereunder shall provide such joint instructions as Rogin shall require. Such payment shall be made no later than five business days after (A) the 30th day after the Draft Closing Date Balance Sheet has been given by the Buyer to the Seller, if the Seller has not objected to the Draft Closing Date Balance Sheet within such 30 day period; (B) the Buyer and the Seller have resolved any objection raised by the Seller; or (C) the date the determination of the Accountant described in clause (ii) above is given to the Buyer and the Seller.

Section 3. Representations and Warranties of the Seller and the Parent.

The Seller and the Parent jointly and severally represent and warrant that the statements contained in this §3 are correct and complete as of the date of this Agreement and except for representations and warranties which are made as to a date certain will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and number paragraphs contained in this §3.

(a) Organization; Capitalization. Each of the Parent and the Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Parent is the sole shareholder of the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, exchange rights, or other contracts or commitments that require the Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock.

(b) Authorization of Transaction. Each of the Seller and the Parent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller and the Parent has each duly authorized the execution, delivery, and performance of this Agreement by each of the Seller and the Parent. This Agreement constitutes the valid and legally binding obligation of the Seller and the Parent, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Parent or the Seller is subject or any provision of the charter or bylaws of any of the Seller or the Parent. Other than as would not reasonably be expected to have a material adverse effect on the Acquired Assets, the execution and the delivery of this Agreement, and the consummation of the transactions contemplated hereby will not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Seller, or the Parent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither the Seller nor the Parent needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above), except as set forth on §3(c) of the Disclosure Schedule.

(d) Brokers’ Fees. Neither the Seller nor the Parent has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e) Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date free and clear of all Security Interests, except for properties and assets disposed of in the ordinary course of business since the date of such Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

(f) Subsidiaries. The Seller has no Subsidiary of any kind.

(g) Financial Statements. Attached hereto as Exhibit H are the following financial statements (collectively, the “Financial Statements”): (i) consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended June 30, 2006 (the “Most Recent Fiscal Year End”) for the Seller; and (ii) unaudited consolidated and consolidating balance sheet and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the period ending April 30, 2007 (the “Most Recent Fiscal Month End”) for the Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

(h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Seller. Since the Most Recent Fiscal Month End, the Seller has conducted its respective businesses only in the ordinary and usual course, and except as set forth in §3(h) of the Disclosure Schedule, there have not occurred any of the events set forth in §5(d) hereof.

(i) Undisclosed Liabilities. The Seller has no Liability (and there is no basis for any Liability), except for (i) Liabilities set forth on the Most Recent Financial Statements; and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business .

(j) Legal Compliance. The Seller and its respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where any non-compliance would reasonably be expected to not have a material adverse effect on the business or operations of the Acquired Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i) The Seller has filed all Tax Returns that it was required to file. To the Seller’s knowledge, all such Tax Returns were correct and complete, all Taxes owed by the Seller have been paid and there is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which the Seller has knowledge. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. To Seller’s knowledge, no claim has ever been made by an authority in a jurisdiction where any of the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) The Seller has not made any payments, is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Seller has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 997(c) (1) (A) (ii). The Seller is not a party to any Tax allocation or sharing agreement. The Seller (A) is not a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) and (B) has no Liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(1) Real Property.

(i) The Seller owns no real property.

(ii) §3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to or by the Seller. The Seller has made available to the Buyer correct and complete copies of the leases and subleases listed in §3(l) (ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in §3(l) (ii) of the Disclosure Schedule:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect against the Seller;

(B) to Seller’s knowledge no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) to Seller’s knowledge no party to the lease or sublease has repudiated any provision thereof;

(D) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold other than encumbrances that will be released at or before the Closing;

(E) to the Seller’s knowledge, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws. rules, and regulations; and

(F) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of the Acquired Assets.

(m) Intellectual Property.

(i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of its businesses as presently conducted. Each item of Intellectual Property owned or used by the Seller on the Closing Date will be owned or available for use by the Buyer on substantially similar terms and conditions immediately subsequent to the Closing hereunder. The Seller has acted with commercial reasonableness in maintaining and protecting its Intellectual Property.

(ii) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

(iii) §3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions, other than rights granted under license agreements with customers). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of the Seller in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in §3(m)(iii) of the Disclosure Schedule:

(A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) to the Seller’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and;

(D) the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item (other than customary infringement indemnity provisions included in customer and reseller agreements).

(iv) §3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in 53(m)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) assuming the Buyer complies with all assignment or consent obligations, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C) to the Seller’s knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) to Seller’s knowledge, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) to Seller’s knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(F) to the Seller’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(G) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission (other than rights granted to customers and resellers of the Seller).

(v)	The Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

(n) Tangible and Intangible Assets. The Seller owns or leases all machinery, equipment and other tangible assets necessary for the conduct of its businesses as presently conducted. The Seller owns or licenses all intangible assets necessary for the conduct of its business are presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(o) Reserved.

(p) Contracts. §3(p) of the Disclosure Schedule lists the following contracts and other agreements to which a the Seller is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, that would result in a material loss to the Seller if terminated, or that involves consideration in excess of $25,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition;

(vi) any agreement involving the Parent and its Affiliates (other than the Seller);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000; or

(xii) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in §3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in §3(p) of the Disclosure Schedule. With respect to each such agreement: (A) to Seller’s knowledge the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above); (C) to Seller’s knowledge no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a or default, or permit termination, modification, or acceleration, under the agreement; and (D) to Seller’s knowledge no party has repudiated any provision of such agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of the Seller are reflected properly on its books and records, are valid receivables subject to no setoff or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

(s) Insurance. §3(s) of the Disclosure Schedule sets forth an accurate description of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years. The Seller has been covered during the past two years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. §3(5) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Seller.

(t) Litigation. §3(t) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (collectively, “Litigation”). The parties hereto accept, agree and acknowledge that the Buyer is not assuming any liability hereunder with respect to any litigation of the Seller or the Parent, including, without limitation, the Litigation disclosed on §3(u) of the Disclosure Schedule and no such Litigation or litigation shall be an “Assumed Liability” hereunder.

(u) Employees.

(i) To Seller’s knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Seller.

(ii) Except as set forth on §3(u) of the Disclosure Schedule, (A) the Seller is not a party to any collective bargaining agreement or similar agreement with respect to its employees; (B) there is no labor strike, dispute, slowdown, work stoppage, or lockout in effect or threatened against or otherwise affecting or involving the business of the Seller nor has any such labor controversy occurred within the past two years; (C) there is no grievance which might have a material adverse effect and no arbitration proceeding is pending or threatened and no claim therefor has been asserted nor has any such action occurred within the past three years; (D) there is no unfair labor practice charge or complaint pending or threatened relating to the business of the Seller; (E) no representation question has been brought to the attention of the Seller respecting any of the employees or the Seller within the past three years, nor are there any campaigns being conducted to solicit cards from any of the employees of the Seller to authorize representation by any labor organization; (F) no collective bargaining agreement relating to any of the employees of the Seller is being negotiated; (G) payment in full to all of the employees of any of the Seller of all undisputed wages (which Buyer hereunder has not assumed), salaries, commissions, bonuses, benefits, and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute, or other law has been made; (H) no facility of the Seller has been closed, there have not been any layoffs of any of their employees or implementations of any early retirement, separation, or window program within the past three years with respect to the Seller, other than as contemplated herein, are there any plans or announcements of any such action or program for the future; (I) the Seller is in compliance with its obligations pursuant to the Workers Adjustment and Retraining Notification Act of 1986, as amended (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement or statute.

(v) Employee Benefits.

(i) §3(v) of the Disclosure Schedule lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l’s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each employee Benefit plan which is an Employee Welfare Benefit Plan

(C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(B) The Seller has delivered to the Buyer correct and complete copies of the plan documents and Summary Plan Descriptions for each such Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that the Seller and the Controlled Group of Corporations which includes the Seller maintains or ever has maintained or to which any of then contributes, ever has contributed, or ever has been required to contribute:

(A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

(B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. The Seller has no knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(C) None of the Seller has incurred, or will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(iii) Except as set forth on §3(x) to the Disclosure Schedule, none of the Seller and the other members of the Controlled Group of Corporations that includes the Seller contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

(iv) Except as set forth on §3(v) to the Disclosure Schedule, the Seller does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

(w) Guaranties. Except for guarantees which will be extinguished at the Closing, the Seller is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(x) Environment, Health. and Safety.

(i) The Seller and its predecessors and Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been served, filed, or commenced against any of them alleging any failure so to comply. §3(x) of the Disclosure Schedule accurately sets forth a list of all the Permits used in the business of the Seller and all environmental audits or assessments or occupational health studies undertaken by or on behalf of the Seller or governmental agencies with respect to matters relating to the Environmental, Health, and Safety Laws. The Seller has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

(ii) The Seller has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental. Health, and Safety Law.

(iii) To Seller’s knowledge, all properties and equipment used in the business of the Seller and are free of Hazardous Substances.

(iv) To Seller’s knowledge, no underground storage tanks, as defined in the Resource Conservation and Recovery Act of 1970, as amended; or under any applicable state law, are present on any of the properties used by the Seller, and no such tanks were previously abandoned or removed.

(y) Certain Business Relationships with the Seller. Except as set forth in §3(y), none of the Parent and its Affiliates has been involved in any business arrangement or relationship with the Seller within the past 12 months, and none of the Parent or its Affiliates owns any asset, tangible or intangible, which is used in the business of the Seller.

(z) Customers. §3(z) of the Disclosure Schedule sets forth (i) the names of the 10 largest customers of the Seller, in terms of revenues over the last 12 months, and (ii) the revenues by the Seller to each such customer. The Seller has not received any notice nor has any knowledge that any such customer intends to terminate or materially reduce its business with the Seller and no such customer has terminated or materially reduced its business with the Seller in the last twelve months.

(aa) Information Systems. §3(aa) lists all the Information Systems used by the Seller and operated by any other Person. Except for the Internet and those Information Systems set forth on §3(aa) of the Disclosure Schedule, all Information Systems used by the Seller in the conduct of the business are owned, controlled and operated by the Seller and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet). All Information Systems used by the Seller in the conduct of the business are sufficient for the conduct of the business as currently conducted. The Seller uses reasonable means to protect the security and integrity of all Information Systems used by the Seller in the conduct of the business.

(ab) Disclosure. The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

Section 4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Buyer has full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its articles of organization or operating agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d) Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

Section 5 Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §6 below).

(b) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Seller will not:

(i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock;

(ii) sell, lease, transfer, or assign any of its assets, tangible or intangible, to any third party (including any intercompany transfer) other than for a fair consideration in the ordinary course of business;

(iii) enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the ordinary course of business;

(iv) accelerate, terminate, modify, or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Seller is a party;

(v) impose any Security Interest upon any of its assets, tangible or intangible;

(vi) make any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the ordinary course of business; in addition, the Seller will notify the Buyer prior to making any material capital expenditures that otherwise would not be prohibited by the terms of this clause (vi);

(vii) make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(viii) delay or postpone the payment of accounts payable and other Liabilities outside the ordinary course of business;

(ix) accelerate the collection of accounts, notes, or other receivables;

(x) cancel, compromise, waive, or release any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of business;

(xi) grant any license or sublicense of any rights under or with respect to any Intellectual Property (other than customer licenses in the ordinary course of business);

(xii) change or authorize a change in the charter or bylaws of the Seller;

(xiii) issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiv) make any loan to, or enter into any other similar transaction with any of its directors, officers, and employees or other Affiliate;

(xv) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;

(xvi) grant any increase in the compensation (including base salary and bonus) of any of its directors, officers, and employees;

(xvii) make any other change in employment terms for any of its directors, officers, and employees; and

(xviii) make or pledge to make any charitable or other capital contribution outside the ordinary course of business.

(c) Preservation of Business. The Seller will use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensers, suppliers, customers, and employees.

(d) Full Access. The Seller will permit representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Seller. This access includes access for the Buyer to conduct environmental assessment investigations of the premises and properties. The Seller will fully cooperate with such environmental assessment investigation.

(e) Notice of Developments. Each Party will give prompt written notice to the other party of any breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(f) Exclusivity. Each of the Seller and the Parent will not (and will not cause or permit any of its directors, officers, employees, or agents to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Seller and the Parent will notify the Buyer in writing immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(g) Repayment of Indebtedness and Release of Liens. At the Closing, Seller shall use the Cash Consideration to repay funded indebtedness and to take all action necessary to cause any Security Interest in respect of the Acquired Assets to be released and terminated as of the Closing Date, to permit Buyer to grant a perfected first priority security interest in the Acquired Assets to the Buyer’s lenders (if any) and to otherwise facilitate any loan to be made to the Buyer, the proceeds of which will be used to fund Buyer’s obligations under this Agreement.

Section 6. Conditions to Obligation to Close.

(a) Condition to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) the Seller shall have procured all of the third party consents specified in §3(c) above, other than consents which if not obtained would not reasonably be expected to have a material adverse effect on the Buyer’s use of the Acquired Assets;

(iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own any of the Acquired Assets or to operate the former businesses of the Seller, or (D) affect adversely the right of the Seller to own its assets and to operate its businesses and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) Reserved;

(vi) The Seller shall have assigned to Buyer those certain agreements described in §3(p)(v)(2-3) of the Disclosure Schedule. (the “Non-Competition and Related Assignments.”);

(vii) the Seller shall have delivered to the Buyer no later than the second business day prior to the Closing Date the officer’s certificate setting forth the Estimated Net Working Capital;

(viii) the Seller shall have delivered to Buyer, Chatham Capital and Buyer’s senior lender, an opinion of its counsel, dated as of the Closing Date, in form, substance and content reasonably satisfactory to the Buyer, Chatham Capital and Buyer’s Senior Lender;

(ix) the Seller shall have delivered to Buyer a payoff letter of Fortress Credit Corp., such letter to be in form, substance and content reasonably satisfactory to the Buyer, and such letter shall contain appropriate “release” language with respect to any of the Acquired Assets; and

(x) the Seller shall have provided evidence of the release of any Security Interest on the Acquired Assets in form and content reasonably satisfactory to the Buyer;

(xi) the Seller shall have provided a certificate from Seller’s and the Parent’s corporate secretary, in form and content reasonably satisfactory to the Buyer, regarding Seller’s and the Parent’s certificate of incorporation, bylaws, good standing, the incumbency of the Seller’s and the Parent’s officers, and all board and/or shareholder resolutions relating to the subject matter and consummation of this Agreement;

(xii) the Seller shall have provided such bills of sale and assignments, endorsements, and other documents and instruments of conveyance and transfer, all in form reasonably satisfactory to the Buyer, as shall be necessary and effective to transfer and assign to, and vest in, Buyer to all of Seller’s rights, title and interest to the Acquired Assets;

(xiii) all actions to be taken by the Seller in connection with consummation of each of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer;

(xiv) Seller shall have changed its name from Empagio, Inc. and shall have provided to Buyer such documents, instruments or agreements permitting the Buyer to use the name “Empagio” and to change its corporate name to “Empagio LLC ” or any variant thereof;

(xvi) the parties hereto shall have entered into an intercreditor agreement(s) or similar type agreements with each of Chatham Capital and the Buyer’s senior lender; and

(xiii) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §6(a)(i) – (xvii) is satisfied in all respects.

The Buyer may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have provided the Cash Consideration to the Seller, as described in §2;

(v) the Buyer shall have delivered to Seller an opinion of its counsel, Rogin, Nassau, Caplan, Lassman & Hirtle, LLC, dated as of the Closing Date, in form, substance and content reasonably satisfactory to the Seller;

(v) the Buyer shall have provided a certificate from Buyer’s and the Buyer’s manager or other company officer, in form and content reasonably satisfactory to the Seller, regarding Buyer’s articles of organization , operating agreement, good standing, the incumbency of officers, and all board and/or member resolutions relating to the subject matter and consummation of this Agreement

(vi) the parties shall have entered into an intercreditor agreement(s) or similar type agreements with each of Chatham Capital and the Buyer’s senior lender;

(vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller; and .

(viii) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in §6(b)(i) – (vii) is satisfied in all respects;

The Seller may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

Section 7. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller or the Parent has breached any representation, warranty, or covenant contained in this Agreement in any material respect in a manner that cannot be cured prior to the Closing (including, without limitation, any Closing condition set forth in §6(a)) or (B) if the Closing shall not have occurred on or before May 18, 2007, as the same may be extended as set forth herein (the “Termination Date”), by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant in any material respect contained in this Agreement); and

(iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect (including, without limitation, any Closing condition set forth in §6(b)), or (B) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant in any material respect contained in this Agreement).

(b) Effect of Termination.

(i) If the Parties terminate this Agreement under §7(a)(i), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party;

(ii) If the Buyer has grounds to terminate the Agreement under §7(a)(ii)(A) or (B), Buyer may either (x) terminate the Agreement, in which case the Buyer will be entitled to liquidated damages paid by the Seller to the Buyer of $250,000 (such damages to be paid by the Seller refunding the Deposit within three (3) business days of notice of termination) and upon payment of such damages all rights and obligations of the Parties hereunder shall terminate without any further Liability of any Party; or (y) proceed under §7(c) below.

(iii) If Seller has grounds to terminate the Agreement under §7(a)(iii), Seller may terminate this Agreement and pursue any claims, suits or actions, under the Agreement or otherwise, in law or in equity, against the Buyer or the Guarantor;

provided, however, any liability of the Guarantor shall be limited as set forth in the Guaranty.

(c) Specific Performance. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, the Buyer (i) has complied with all of the conditions to Closing contained in §6(b), and (ii) has notified the Seller of its intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to pay the Preliminary Purchase Price and furnishes evidence to that effect to the Seller, and if the Closing does not then occur due to the refusal of the Seller to so consummate the transactions contemplated under this Agreement, the Buyer will be entitled, at its sole discretion, to specifically enforce the terms of this Agreement in a court of competent. The parties hereto accept, agree and acknowledge that the subject matter of this Agreement is of a unique and extraordinary character which gives it a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in any action at law, and therefore the Buyer may apply for the remedy of specific performance as described herein, at its sole discretion.

Section 8. Survival and Indemnification.

(a) Survival of Representations and Warranties. All of the representations, warranties, covenants, and agreements contained in this Agreement and in any certificate or schedule writing delivered pursuant hereto have been relied upon and shall survive the Closing provided, that any representation and warranty contained in §3 and §4 shall be fully effective and enforceable only for a period from the Closing Date through and until the second anniversary of the Closing Date and shall thereafter be of no further force or effect, except as to claims for indemnification timely made pursuant to this §8 which shall survive until resolved or judicially determined.

(b) Indemnification Provisions for the Benefit of the Buyer.

(i) In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of the Seller’s or Parent’s representations, warranties, and covenants contained in this Agreement, and, provided the Buyer makes a written claim for indemnification against the Seller pursuant to §10(g) below within the survival period set forth in §8(a) above, then the Seller and the Parent each, jointly and severally, agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or the alleged misrepresentation or breach).

(ii) The Seller and the Parent each agrees, jointly and severally, to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(A) any Liability of the Seller which is not an Assumed Liability (including, without limitation, (i) any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law or (ii) or any Adverse Consequences the Buyer may suffer in connection with the Litigation), including, but not limited to all pending litigation against the Seller as set forth in Schedule §3(t); or

(B) any Liability of any of the Seller’s for the unpaid Taxes of the Seller under Treas. Req. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(c) Indemnification Provisions for the Benefit of the Seller.

(i) In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) any of the Buyer’s representations, warranties, and covenants contained in this Agreement, and, provided the Seller makes written claim for indemnification against the Buyer pursuant to §10(g) below within the survival period set forth in §8(a) above, then the Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii) The Buyer agrees to indemnify the Seller and the Parent from and against any Adverse Consequences the Seller or Parent may suffer resulting from, arising out of, relating to, in the nature of, or caused by (x) any Assumed Liability or (y) the Buyer’s operation of the Acquired Assets (so long as such Adverse Consequences are not the result of the Seller’s or the Parent’s actions or failure to act prior to the Closing Date).

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this §8, then the party to be so indemnified (the “Indemnified Party”) shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 10 business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom of practice adverse to the continuing business interests of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §8(d) (ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (3) the Indemnified Party will not consent to the entry of any judgement or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

(e) Other Indemnification Provisions. The foregoing indemnification provisions under this §8 are the sole remedy available to any Party to this agreement, other than for actual fraud.

(f) Certain Limitations. No Party shall have any liability under §8(b)(i) unless and until the amount of the aggregate indemnification obligations hereunder exceeds $25,000, whereupon the Indemnifying Party shall indemnify, defend, protect and hold harmless the Indemnified Party for all damages. The indemnity obligation of the Seller and the Parent under §8(b)(i) shall be limited to the Deferred Payments plus any accrued interest thereon, and shall be offset solely against the Deferred Payments, plus any accrued interest thereon.

Section 9. Other Agreements and Covenants.

(a) Employees.

(i) The Buyer shall offer to hire on the Closing Date substantially all current active employees of the Seller, except those employees on lay-off, leave of absence, long-term disability, and short-term disability, who shall remain the responsibility of the Seller. The Buyer shall provide to the Transferred Employees (as hereinafter defined) on the day following the Closing the wage and salary levels in effect immediately prior to the Closing Date (the “Compensation Program”); provided, however, that the foregoing shall not preclude or interfere in any way, in the right of the Buyer to modify all or any portion of the Compensation Program to comply with applicable law or for any other reason which the Buyer, in its sole discretion, determines at any time after the Closing. Those employees who accept the Buyer’s offer of employment shall be referred to as “Transferred Employees”, effective as of the Closing Date (or with respect to those employees on an authorized lave or disability, the date of such acceptance). For the avoidance of doubt, for purposes of the first sentence of this Section 9(a)(i), Buyer shall be considered to have complied with such sentence if Buyer offers to hire a number of employees of the Seller equal to no less than (y) the current number of employees of the Seller, minus (z) five.

(ii) With respect to any unused vacation time to which a Transferred Employee is entitled immediately prior to the Closing Date, the Buyer shall be liable after the Closing Date for, and shall permit Transferred Employees to take, such vacation time to the extent such vacation time is set forth on Exhibit B.

(iii) The Seller shall not, at any time within the 60-day period prior to the Closing Date effectuate a “plant closing” or “mass layoff”, as those terms are defined in WARN, affecting in whole or in part any of its sites of employment facility, operating units, or employees.

(iv) In the event the Buyer decides to engage in conduct that might trigger an obligation to provide notice under WARN, the Seller agrees to cooperate with the Buyer and take any action required to permit timely notice under WARN to any person, entity, or party entitled to notice pursuant to WARN and to take such other reasonable action as may be helpful to the Buyer in that regard.

(v) Transferred Employees will be eligible to participate in the Buyer’s employee benefit plans and programs extended to similarly situated employees of the Buyer in accordance with the terms of such plans, and will receive service credit under the Buyer’s plans for eligibility and vesting for service with the Seller. Buyer agrees to offer benefit programs substantially similar to the plans and programs in which Transferred Employees currently are eligible to participate. Notwithstanding the foregoing, Seller acknowledges that the Buyer will not offer  or be obligated to offer Transferred Employees stock options, restricted stock or similar programs which may have previously been offered by the Seller or Parent.

(vi) The Buyer will assume all obligations to Transferred Employees which are reflected on the Most Recent Balance Sheet or accrued in the ordinary course of business since the date of the Most Recent Balance Sheet; and will assume all obligations under any written employment agreements to which Transferred Employees are parties which have been disclosed in the Schedules attached hereto. On the day prior to the Closing Date, the Seller shall terminate all of its employees in accordance with all applicable labor and employment laws. Any termination liability which is not assumed by Buyer as described above and relating to any of such employees, including without limitation accrued benefits and vacation pay, COBRA liability (so called), compensation and bonuses, severance pay and the like, or any other item, shall be the sole and absolute obligation of the Seller. In extension of the foregoing, the Seller is indemnifying Buyer with respect to any such termination liability pursuant to the indemnity set forth in §8 above and such liability shall not be subject to the $25,000 “basket” limitation set forth in §8(f).

Section 10 Non-Competition, Non-Solicitation, Confidentiality. In consideration of the benefits of this Agreement to Seller and Parent and in order to induce Buyer to enter into this Agreement, Seller and Parent hereby covenants and agrees as follows:

(a) from and after the Closing Date and until the second year anniversary of the Closing Date, Parent (except as noted herein), Seller and its Affiliates shall not, directly or indirectly, as a partner, stockholder, proprietor, consultant, joint venturer, investor or in any other capacity:

(i) engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity which engages anywhere in North America in the delivery of products of services which are competitive in any way with any of the following products and services of the Seller (all of which are now or were formerly offered by the Seller): (a) LifeView HR; (b) Payroll Manager; (c) Benefits Manager; (d) Human Resources Manager; (e) Management Reporting; (f) LifeView HRMS Reporting; or (g) Symphony HR. The foregoing limitation contained in this (i) shall not be applicable to the Parent;

(ii) hire or solicit to perform services (as an employee, consultant or otherwise) any Persons who are or, within the two year period from the Closing Date, employees of the Buyer or take any actions which are intended to persuade any employee of Buyer to terminate his or her association with Buyer; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this subparagraph (ii); or

(iii) solicit any customer of Buyer to purchase products or services which could be supplied by Buyer after the Closing Date using the Acquired Assets.

(b) From and after the Closing Date, Parent, Seller and its Affiliates shall keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person, any information regarding the Acquired Assets and /or the business of the Seller. The obligation of Parent, the Seller and their Affiliates under this paragraph (b) shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this paragraph (b); or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, Parent or Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

(c) Parent and Seller acknowledge that, given the nature of the business of Seller, the covenants contained in this § 10 contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of Buyer the goodwill of Seller and to protect the legitimate business interests of the Buyer. If, however, any provision of this §10 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action. Parent and Seller agree that Buyer’s remedies at law for any breach or threat of breach by Seller or Parent of the provisions of this §10 will be inadequate, and that Buyer shall be entitled to equitable remedies, including, without limitation, an injunction or injunctions, without the necessity for the posting of a bond or other collateral security, to prevent breaches of the provisions of this §10 and to enforce specifically the terms and provisions hereof.

Section 11. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that each of the Buyer and the Parent may disclose the subject matter of this Agreement to its lenders and may make any public disclosure it believes in good faith is required by applicable law concerning its securities registered under the Securities Exchange Act of 1934, as amended (in which case the disclosing Party will use its best efforts to advise the Seller prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may assign its rights under this Agreement to any senior secured institutional lender, including, without limitation, Chatham Capital.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile, or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

If to the Seller:

Empagio, Inc.
c/o Halo Technology Holdings, Inc.
200 Railroad Avenue, Third Floor
Greenwich, Connecticut 06830
Attn: Ernest (JR) Mysogland

If to the Buyer:

[Buyer]

Copy to:

Rogin, Nassau, Caplan, Lassman & Hirtle, LLC
CityPlace I, 22nd Floor
185 Asylum Street
Hartford, CT 06103
Attention: Steven D. Bartelstone, Esq.
Fax: (860) 278-2179

Any Party may send my notice, request, demand, claim, or other communication hereunder to the intended recipient at the address on facsimile number set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address of facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (either of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller also agrees that it has not paid any of the foregoing amounts to any third party, and will not pay any such amounts to any third party until after the Closing, with respect to any of the costs and expenses of it and the Parent (including any of their legal fees and expenses, in each case in connection with this Agreement or any of the transactions contemplated hereby.

(l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(o) Further Assurances. The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents, instruments or agreements; and (c) do such other acts and things, all as any party may reasonably request for the purpose of carrying out the intent of this Agreement, including, without limitation, the execution and delivery of any documents, instruments or agreements required by any registry of the Domain Names to transfer said Domain Names to the Buyer and the obtaining by Buyer of “clearance certificates” or similar items relating to any state tax obligation of the Seller. In furtherance of the foregoing, the Seller and the Parent shall, at the Buyer’s request, take any and all actions requested by Buyer, including but not limited to, cooperating and/or prosecuting any suit, action or other proceeding in connection with the enforcement by Buyer of the non-competition agreements assigned to Buyer which by their terms are not assignable and/or the assignment of which has not been consented to by any other party thereto. Any costs or expenses incurred by Parent or the Seller in connection with the enforcement of the Non-Competition and Related Assignments shall be borne by the Buyer. The Buyer shall direct and control any such enforcement action by the Seller or the Parent.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PARENT:
HALO TECHNOLOGY HOLDINGS, INC.

By: /s/ Jude Sullivan
Name: Jude Sullivan
Title: Director of M&A

SELLER:
EMPAGIO , INC.
By: /s/ Jude Sullivan
Name: Jude Sullivan
Title: Duly Authorized

BUYER:
EMPAGIO ACQUISITION LLC

By: /s/ Seth Bernstein
Name: Seth Bernstein
Title: Manager